Exhibit 10.3
Summary of Compensation for Non-Employee Board Members
Effective: October 1, 2006
•	Base Annual Board Service Fee: Each non-employee board member will be paid $2,500 per quarter (or $10,000 annually).

•	Excess In-Person Board Meeting Fee: Each non-employee board member will be paid $1,000 for in-person attendance at each in-person board meeting that is in excess of in-person attendance of four times in a calendar year, and such amount will not exceed the aggregate of $4,000 per year. There will be no fee for telephonic meetings or telephonic attendance at in-person board meetings.

•	Base Annual Committee Service Fee: Each member of the Nominating and Compensation Committees will receive $1,000 annually and each member of the Audit Committee will receive $2,000 annually for committee service.

•	Committee Chairmanship Annual Fee: Each Chair of the Nominating and Compensation Committees will be paid $500 annually and the Chair of the Audit Committee will be paid $1,000 annually for service as a committee Chair.

•	Excess Committee In-Person Meeting Fee: Each committee member will be paid $500 for in-person attendance at each in-person committee meeting that is in excess of in-person attendance of four times in a calendar year; and such amount will not exceed the aggregate of $2,000 per year. There will be no fee for telephonic meetings or telephonic attendance at in-person board meetings.

•	Expenses: Each non-employee director will receive expense reimbursement of reasonable travel, which is coach class airfare, food and lodging (at company designated hotels) for in-person board and committee meeting attendance.

•	Attendance Policy: If a non-employee director is absent during any calendar year for two meetings of the board of directors or a committee for which approval of all members of the board or committee, as applicable, in attendance at the meeting is not obtained, then such non-employee director agrees to resign. Arriving substantially late to a meeting, without substantial prior notice, is deemed to be an absence from the meeting.